EXHIBIT 10.62

SECOND AMENDED AND RESTATED

PROLOGIS

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

(i)

1.43	“Partnership”	7
1.44	“Plan”	7
1.45	“Plan Year”	7
1.46	“Pre-Retirement Survivor Benefits”	7
1.47	“Quarterly Installment Method”	7
1.48	“Restricted Stock”	8
1.49	“Restricted Stock Account”	8
1.50	“Restricted Stock Amount”	8
1.51	“Retirement,” “Retire(s)” or “Retired”	8
1.52	“Retirement Benefits”	8
1.53	“Rule 16b-3”	8
1.54	“Securities Act”	8
1.55	“Separation from Service”	8
1.56	“Stock”	10
1.57	“Stock Unit”	10
1.58	“Termination Benefits”	10
1.59	“Termination of Employment”	10
1.60	“Trust”	10
1.61	“Unforeseeable Financial Emergency”	10
1.62	“Vesting Date”	10
1.63	“Years of Service”	10

ARTICLE 2 - SELECTION, ENROLLMENT, ELIGIBILITY		11
2.1	Selection by Administrator	11
2.2	Enrollment Requirements	11
2.3	Eligibility Requirements; Commencement of Participation	11
2.4	Termination of Participation and/or Deferrals	11

ARTICLE 3 - DEFERRAL COMMITMENTS/COMPANY CONTRIBUTIONS/CREDITING/TAXES		11
3.1	Election to Defer; Effect of Election Form	11
3.2	Redeferral	12
3.3	Special Elections During Transition Period.	12
3.4	Annual Minimum	14
3.5	Maximum Deferral	14
3.6	Accounts; Crediting of Deferrals	14
3.7	Vesting	15
3.8	Earnings Credits or Losses	15
3.9	Distributions	17

ARTICLE 4 - FIXED DATE PAYOUTS		17
4.1	Fixed Date Payout	17
4.2	Other Benefits Take Precedence Over Fixed Date	17

ARTICLE 5 - DISTRIBUTIONS		17
5.1	Retirement Benefit	17
5.2	Pre-Retirement Survivor Benefit	18

(ii)

5.3	Termination Benefit	18
5.4	Change in Control Benefit.	18
5.5	Disability Benefit	19
5.6	Stock Distributions	19
5.7	Delayed Distributions for Employee Participants	19

ARTICLE 6 - UNFORESEEABLE FINANCIAL EMERGENCIES		20
6.1	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	20

ARTICLE 7 - BENEFICIARY DESIGNATION		20
7.1	Beneficiary	20
7.2	Beneficiary Designation; Change; Spousal Consent	20
7.3	Acknowledgment	20
7.4	No Beneficiary Designation	20
7.5	Doubt as to Beneficiary	21
7.6	Discharge of Obligations	21

ARTICLE 8 - LEAVE OF ABSENCE		21
8.1	Paid Leave of Absence	21

ARTICLE 9 - TERMINATION, AMENDMENT OR MODIFICATION		21
9.1	Termination With Respect to Account Balances	21
9.2	Amendment	21
9.3	Effect of Payment	22

ARTICLE 10 - ADMINISTRATION		22
10.1	Administrator Duties	22
10.2	Binding Effect of Decisions	22
10.3	Committee	22
10.4	Indemnification	23
10.5	Employer Information	23

ARTICLE 11 - CLAIMS PROCEDURES		23
11.1	Presentation of Claim	23
11.2	Notification of Decision	23
11.3	Review of a Denied Claim	24
11.4	Decision on Review	24
11.5	Designation	25
11.6	Arbitration	25

ARTICLE 12 - TRUST		25
12.1	Establishment of the Trust	25
12.2	Interrelationship of the Plan and the Trust	25
12.3	Investment of Trust Assets	25
12.4	Distributions From the Trust	25
12.5	Limitations on Stock Distributed from the Trust	25

(iii)

ARTICLE 13 - PROVISIONS RELATING TO SECURITIES LAWS		26
13.1	Designation of Participants	26
13.2	Action by Committee	26
13.3	Compliance with Section 16	26
13.4	Committee Approval	26

ARTICLE 14 - CERTAIN CORPORATE EVENTS		26

ARTICLE 15 - MISCELLANEOUS		27
15.1	Status of Plan	27
15.2	Unsecured General Creditor	27
15.3	Employer’s Liability	27
15.4	Nonassignability	27
15.5	Sources of Stock	28
15.6	Tax Withholding	28
15.7	Coordination with Other Benefits	28
15.8	Compliance	28
15.9	Not a Contract of Employment	29
15.10	Furnishing Information	29
15.11	Governing Law	29
15.12	Notice	29
15.13	Successors	29
15.14	Spouse’s Interest	30
15.15	Validity	30
15.16	Incompetent	30
15.17	Court Order	30
15.18	Accelerated Distributions, Trust Distributions and Plan Interpretation	30
15.19	Insurance	31
15.20	Status of Company as a REIT	31

(iv)

SECOND AMENDED AND RESTATED

PROLOGIS

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

PURPOSE

Prologis, Inc. (formerly known as AMB Property Corporation), a Maryland corporation (the “Company”), established the AMB Nonqualified Deferred Compensation Plan effective September 1, 1999, as amended and restated September 1, 2002 (the “Grandfathered Plan”) under which all deferred amounts were vested on or before December 31, 2004 and not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In order to preserve the exemption from Section 409A of the Code for the Grandfathered Plan, the vested amounts deferred thereunder and the earnings on such vested amounts so deferred, deferrals for amounts vested on or after January 1, 2005 shall no longer be allowed under the Grandfathered Plan.

The Company previously adopted the AMB 2005 Nonqualified Deferred Compensation Plan for the benefit of a select group of management and highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of Prologis, L.P. (formerly known as AMB Property, L.P.), a Delaware limited partnership (the “Partnership”), and the Company and its subsidiaries, if any, that sponsor the plan. This plan was intended to comply with the provisions of and the Department of Treasury proposed and final rules, regulations and other guidance promulgated under Section 409A of the Code and not result in a penalty tax thereunder. In April 2007, the Department of Treasury issued final regulations pursuant to Section 409A of the Code. To conform with the final regulations, the Company amended and restated the AMB 2005 Nonqualified Deferred Compensation Plan (as amended and restated, the “Plan”). Any deferred amounts under the Grandfathered Plan which were not earned and vested as of December 31, 2004 shall automatically transfer to this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Company hereby amends and restates the Plan further to make additional changes thereunder and to change the name of the Plan to the Second Amended and Restated Prologis 2005 Nonqualified Deferred Compensation Plan.

This Plan shall consist of two plans, one for the benefit of a select group of management and highly compensated employees of the Employers as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and one for the benefit of Non-Employee members of the boards of directors of any Employer. To the extent required by law, the terms of this Plan applicable to Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Plan.

ARTICLE 1 - DEFINITIONS

As used within this document, the following words and phrases have the meanings described in this Article 1 unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article 1, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

1.1 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance, (iii) the vested Company Matching Account balance, and (iv) the Restricted Stock Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 “Accounts” of a Participant shall mean, as the context indicates, either or all of his or her Deferral Account, Company Contribution Account, Company Matching Account and Restricted Stock Account.

1.3 “Administrator” shall mean the Committee appointed pursuant to Article 10 to administer the Plan, or such other person or persons to whom the Committee has delegated its duties pursuant to Article 10.

1.4 “Annual Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans, excluding stock options and restricted stock.

1.5 “Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6(b).

1.6 “Annual Company Matching Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.6(c).

1.7 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Annual Bonus and Directors Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.8 “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout) shall be calculated as of the close of business three business days prior to the last business day of the fourth quarter preceding the distribution. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten year Annual Installment Method, the first payment shall be 1/10 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition.

1.9 “Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f), 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.10 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.11 “Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.12 “Board” shall mean the board of directors of the Company.

1.13 “Change in Control” shall mean any of the following events:

(a) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, or the disposition by the Company of more than fifty percent (50%) of its interest in the Partnership;

(b) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this definition, (i) the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the shareholders of the Company, in substantially the same proportions as their ownership of stock of the Company, and (ii) the term “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a), (b) or (d)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(d) the consummation of a merger or consolidation of the Company with any other corporation (or other entity); provided, that, a Change in Control shall not be deemed to occur (i) as the result of a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) where more than fifty percent (50%) of the directors of the Company or the surviving entity after such merger or consolidation were directors of the Company immediately before such merger or consolidation.

Notwithstanding the foregoing, a Change in Control shall be limited to such transactions as constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder,

1.14 “Change in Control Benefits” shall mean the benefits set forth in Section 5.4.

1.15 “Claimant” shall have the meaning set forth in Section 11.1.

1.16 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.17 “Committee” shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board appointed to administer the Plan pursuant to Article 10.

1.18 “Company” shall mean Prologis, Inc. (formerly known as AMB Property Corporation), a Maryland corporation, and any successor to all or substantially all of the Company’s assets or business.

1.19 “Company Contribution Account” shall mean (i) the sum of all of a Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.20 “Company Matching Account” shall mean (i) the sum of all of a Participant’s Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.21 “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.8 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m). Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.22 “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.23 “Director” shall mean any member of the board of directors of the Company.

1.24 “Directors Fees” shall mean the annual fees paid by the Company, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.25 “Disability” shall mean that a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically undeterminable physical or mental impairment that can be expected to result in death or can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of such Participant’s Employer, or (c) is determined to be totally disabled by the Social Security Administration. The existence of a Disability under clause (a) and (b) shall be determined by the Administrator on the advice of a physician chosen by the Administrator.

1.26 “Disability Benefits” shall mean the benefits set forth in Section 5.5.

1.27 “Election Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan.

1.28 “Employee” shall mean a person who is an officer and employee of any Employer.

1.29 “Employer(s)” shall initially mean Prologis, L.P. (formerly known as AMB Property, L.P.), but shall also include the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.30 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.31 “Equity Plan” shall mean any stock option or other incentive compensation plan which is maintained by the Company or Prologis, L.P. and which provides for grants of restricted stock.

1.32 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.33 “Fair Market Value” of a share of Stock as of a given date shall be (a) the closing price of a share of Stock on the principal exchange on which shares of Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next following date on which a trade occurred, or (b) if Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Stock on such date as reported by NASDAQ or such successor quotation system; or (c) if Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Stock as established by the Administrator acting in good faith. In determining the Fair Market Value of the Stock, the Administrator may rely on the closing price as reported in the New York Stock Exchange composite transactions published in the Western Edition of the Wall Street Journal.

1.34 “First Plan Year” shall mean the period beginning January 1, 2005 and ending December 31, 2005.

1.35 “Fixed Date Payout” shall mean the payout set forth in Section 4.1.

1.36 “Fixed Date Payout Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the amount deferred by the Participant pursuant to an Election Form and with respect to which a Fixed Date Payout was elected, plus (ii) amounts credited or debited in the manner provided in Section 3.8 on such amount. The Fixed Date Payout Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.37 “401(k) Plan” shall mean that certain Prologis, L.P. Savings and Retirement Plan, effective October 1, 1983, initially adopted by the Company’s predecessor-in-interest and as subsequently amended.

1.38 “LTIP Units” shall mean units representing profits interests in Prologis, L.P.

1.39 “Measurement Fund” shall mean the investment fund or funds selected by the Administrator from time to time.

1.40 “Non-Employee Director” shall mean a Director who is not an Employee of any Employer.

1.41 “Officer” shall mean a person who is an officer of the Company and an employee of the Partnership or a U.S. affiliate of the Partnership, as determined by the Administrator in its sole discretion.

1.42 “Participant” shall mean (i) an Officer or Director who is subject to United States income tax or (ii) any Employee designated to participate in the Plan by the Administrator and who is subject to United States income tax who (A) elects to participate in the Plan, (B) signs an Election Form and a Beneficiary Designation Form, (C) whose signed Election Form and Beneficiary Designation Form are accepted by the Administrator, and (D) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.43 “Partnership” shall mean Prologis, L.P. (formerly known as AMB Property, L.P.), a Delaware limited partnership, and any successor to all or substantially all of the Partnership’s assets or business.

1.44 “Plan” shall mean this Second Amended and Restated Prologis 2005 Nonqualified Deferred Compensation Plan, which shall be evidenced by this instrument, as amended from time to time.

1.45 “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.46 “Pre-Retirement Survivor Benefits” shall mean the benefits set forth in Section 5.2.

1.47 “Quarterly Installment Method” shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout) shall be calculated as of the close of business three business days prior to the last business day of the quarter preceding the distribution. The quarterly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a twenty (20) quarter Quarterly Installment Method, the first payment shall be 1/20 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. The following quarter, the payment shall be 1/19 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition.

1.48 “Restricted Stock” shall mean shares of restricted Stock which are or have been awarded to a Participant under an Equity Plan; provided, however, that Restricted Stock shall not include any restricted Stock granted to a newly-hired Participant after December 15, 2005 in connection with such Participant’s acceptance or commencement of employment with an Employer.

1.49 “Restricted Stock Account” shall mean (i) the sum of the Participant’s Restricted Stock Amounts, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant’s Restricted Stock Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Restricted Stock Account. The Restricted Stock Account balance shall be denominated in Stock Units.

1.50 “Restricted Stock Amount” shall mean, for any grant of Restricted Stock, the amount of such Restricted Stock deferred in accordance with Section 3.1(b) of this Plan, calculated using the Fair Market Value of a share of Stock on the day on which such Restricted Stock would otherwise vest, but for the election to defer.

1.51 “Retirement,” “Retire(s)” or “Retired” shall mean a Termination of Employment from the Company and all Employers for any reason on or after the earlier of the attainment of (a) age sixty-five (65) or (b) a combined age and Years of Service equaling at least fifty-five (55) with a minimum of ten (10) Years of Service.

1.52 “Retirement Benefits” shall mean the benefits set forth in Section 5.1.

1.53 “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.54 “Securities Act” shall mean the Securities Act of 1933, as amended.

1.55 “Separation from Service” shall mean, a Participant’s separation from service with the Company, Partnership and any Employer as a result of the Participant’s death, Disability, Retirement or other event of termination in which the facts and circumstances indicate that the Employer and Participant reasonably anticipated either that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Employer if the Participant has been providing services for less than 36 months), as determined by the Administrator in its sole discretion.

(a) Facts and circumstances which may be considered in determining whether a Separation of Service occurred, include, without limitation, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is eligible to perform services for, and realistically available to perform services for, other employers in the same line of business.

(b) In addition, a Separation from Service shall be presumed to occur in the following instances:

(i) if a Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment or service is not provided either by statute or contract, then the Participant is deemed to have experienced a Separation from Service on the first day immediately following such six-month period;

(ii) if a Participant continues to provide services to an Employer, the facts and circumstances indicate that the Employer did not intend the Participant to provide more than insignificant services to the Employer; or

(iii) the Participant ceases to provide services as an Officer or Employee at an annual rate that is at least equal to twenty percent (20%) of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period).

(c) Notwithstanding the foregoing, a Separation from Service shall be presumed not to occur in the following instances:

(i) the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment or service with the Company or an Employer is provided by either statute or contract; provided that with respect to a disability leave, the employment relationship will be treated as continuing for a period of up to 29 months, unless terminated earlier by the Participant or Employer, regardless of whether the Participant retains a contractual right to reemployment;

(ii) where an Officer or Employee continues to provide services to a prior Employer in a capacity other than as an employee and such Officer or Employee is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period).

In determining whether a separation of service has occurred, periods during which the Participant is on an unpaid bona fide leave of absence are disregarded (including for purposes of determining the relevant 36-month period), and periods during which the Participant is on a paid bona fide leave of absence are treated as periods during which the Participant provided services at the level at which the Participant would have been required to perform services to receive the compensation if not on a bona fide leave of absence. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or Employer.

“Disability leave” means leave due to the Participant’s inability to perform the duties of his or her position or any substantially similar position by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.

1.56 “Stock” shall mean Prologis, Inc. common stock, $.01 par value.

1.57 “Stock Unit” shall mean a notational unit representing the right to receive a share of Stock.

1.58 “Termination Benefits” shall mean the benefit set forth in Section 5.3.

1.59 “Termination of Employment” shall mean the severing of employment with all Employers, or service as a Director of the Company, voluntarily or involuntarily, for any reason other than Disability, death or an authorized leave of absence, which constitutes a Separation from Service with respect to the Company and Employer, as determined by the Administrator in its sole discretion.

1.60 “Trust” shall mean one or more trusts established pursuant to that certain Trust Agreement, dated as of May 1, 2002, between the Company and the trustee named therein, as amended from time to time.

1.61 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant not covered by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship, or cessation of deferrals under this Plan, resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator and which constitutes an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii) of the Code. For the avoidance of doubt, an Unforeseeable Financial Emergency shall not include, among other things, sending a child to college or purchasing a home.

1.62 “Vesting Date” shall mean, with respect to Restricted Stock deferred hereunder, the date on which the last share or tranche of a Restricted Stock award would vest under the terms of the Equity Plan pursuant to which it was issued and the Participant’s Restricted Stock Agreement but for the election to defer such Restricted Stock (i.e., when a Restricted Stock award fully vests).

1.63 “Years of Service” shall mean each twelve (12) month period during which a Participant is employed by an Employer, including, without limitation, service as a Director, whether or not continuous, and including periods commencing prior to the effective date of this Plan; provided, however, that in the case of a Participant whose employment with an Employer or service as a Director has been interrupted by a period of twelve (12) consecutive months or more (a “Break in Service”), his or her Years of Service prior to such Break in Service shall be disregarded for any purpose under the Plan.

ARTICLE 2 - SELECTION, ENROLLMENT, ELIGIBILITY

2.1 Selection by Administrator. Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Non-Employee Directors, as determined by the Administrator in its sole discretion. Officers and Non-Employee Directors shall be automatically eligible to participate in the Plan. Subject to the requirements of Article 13, from the group described in the first sentence of this Section 2.1, the Administrator shall select, in its sole discretion, additional Employees to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each Officer, selected Employee or Non-Employee Director shall complete, execute and return to the Administrator an Election Form and a Beneficiary Designation Form. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility Requirements; Commencement of Participation.

(a) Eligibility; Commencement of Participation. Provided an Officer, Non-Employee Director or Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that Employee, Officer or Non-Employee Director shall commence participation in the Plan on the day on which his or her Election Form first becomes effective or the date on which a contribution is first credited to his or her Company Contribution Account or Company Matching Account.

(b) U.S. Payroll Requirement. Compensation eligible to be deferred under the Plan will only be deferred under a Participant’s deferral election to the extent a Participant elects to defer compensation paid from the U.S. payroll of the Company, the Partnership or its subsidiaries and is not covered under a non-U.S. retirement plan.

2.4 Termination of Participation and/or Deferrals. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or as a Non-Employee Director, the Administrator shall have the right, in its sole discretion, to (a) prevent the Participant from making future deferral elections and/or (b) terminate the Participant’s participation in the Plan.

2.5 Pre-Existing Elections. All Participant elections in effect as of the effective date of the Plan shall remain in full force and effect until distribution of the amounts deferred thereunder unless changed or cancelled in accordance with Section 3.3 of this Plan.

ARTICLE 3 - DEFERRAL COMMITMENTS/COMPANY

CONTRIBUTIONS/CREDITING/TAXES

3.1 Election to Defer; Effect of Election Form. Subject to the terms and conditions set forth herein and such terms and conditions as the Administrator may determine, Participants may elect to defer Base Annual Salary, Annual Bonus, Directors Fees and Restricted Stock Amounts by timely completing and delivering to the Administrator an Election Form. Subject to the terms and conditions herein, after a Plan Year commences, such deferral election shall be irrevocable and shall continue for the entire Plan Year and subsequent years until its termination upon a Participant’s Termination of Employment, complete distribution of benefits or amendment pursuant to Section 3.2 or Section 3.3.

(a) Base Annual Salary, Annual Bonus and/or Directors Fees. Subject to any terms and conditions imposed by the Administrator, Participants may elect to defer, under the Plan, Base Annual Salary, Annual Bonus and/or Directors Fees. For these elections to be valid with respect to deferrals of Base Annual Salary, Annual Bonus and/or Directors Fees, the Election Form must be completed and signed by the Participant, timely delivered to the Administrator no later than December 31 of the year immediately preceding the Plan Year for which the Base Annual Salary, Annual Bonus and/or Director Fees are earned or such earlier date determined and set by the Administrator in its sole discretion, and accepted by the Administrator. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(b) Restricted Stock. Subject to any terms and conditions imposed by the Administrator, Participants may elect to defer, under the Plan, Restricted Stock Amounts. For an election to defer Restricted Stock Amounts to be valid, the Election Form that designates such Restricted Stock must cover an entire award of Restricted Stock, be completed and signed by the Participant, timely delivered to the Administrator no later than December 31 of the year immediately preceding the Plan Year in which such Restricted Stock is to be earned or such earlier date determined and set by the Administrator in its sole discretion, and accepted by the Administrator.

(c) Dividends. Stock Dividends and Non-Stock Dividends (as defined in Section 3.6(e) below) payable with respect to Stock Units allocated to the Participant’s Accounts shall be deferred in accordance with the Participant’s deferral election made in connection with the related deferral of Restricted Stock Amounts.

3.2 Redeferral. A Participant may annually change his or her Fixed Date Payout (as defined in Section 4.1) election to a subsequent fixed date by submitting a new Election Form to the Administrator, provided, however, that (a) such change (i) must occur at least twelve (12) months prior to the originally elected fixed date, (ii) shall not be given any effect unless a full calendar year would have passed between the date upon which such Election Form is submitted and the originally elected fixed date and (iii) must provide for at least five full calendar years to pass between the originally elected fixed date and the subsequent fixed date designated in such form occurs and (b) the Election Form is accepted by the Administrator in its sole discretion. The Election Form most recently accepted by the Administrator shall govern the payout of the Participant’s benefits under the Plan.

3.3 Special Elections During Transition Period.

(a) Special Elections in 2003, 2004 and 2005 regarding Deferrals. In accordance with Internal Revenue Service Notice 2005-1, the proposed regulations under Section 409A of the Code, and in reliance, without limitation, on the transition rules, performance-based compensation rule, and certain forfeitable rights rule, as applicable:

(i) on or before December 31, 2003, Employee Participants were permitted to defer up to 100% of individual tranches of Restricted Stock awards granted prior to December 31, 2004 and vesting January 1, 2005 with a minimum deferral period of three years from the vesting date of such tranche;

(ii) on or before December 31, 2004, Employee Participants were permitted to defer up to 100% of individual tranches of Restricted Stock awards granted prior to December 31, 2005 and vesting January 1, 2006 with a minimum deferral period of three years from the vesting date of such tranche;

(iii) on or before June 30, 2005, Employee Participants were permitted to defer up to 100% of the Annual Bonus and Restricted Stock to be granted in 2006 for performance in 2005 with a minimum deferral period of three years from January 1, 2006 with respect to the Annual Bonus, and the Vesting Date with respect to the Restricted Stock;

(iv) on or before December 31, 2005, Employee Participants were permitted to defer up to 100% of the tranches of Restricted Stock awards granted prior to December 15, 2005 and vesting January 1, 2006 or later and not previously deferred under the Plan with a minimum deferral period of five years from January 1, 2006 for the entire grant;

(v) on or before March 15, 2005, Non-Employee Directors were permitted to defer up to 100% of Director Fees for 2005 service with a minimum deferral period of three years in conjunction with transitioning to a new fiscal year for the Board;

(vi) on or before May 31, 2004, Non-Employee Directors were permitted to defer up to 100% of the Restricted Stock granted in May 2004 with a minimum deferral period of three years from the Vesting Date; and

(vii) on or before March 15, 2005, Non-Employee Directors were permitted to defer up to 100% of the Restricted Stock granted in May 2005 with a minimum deferral period of 3 years from the grant date.

(b) Changes and Cancellations During Transition Period. Notwithstanding anything in Sections 3.1, 3.2 or 3.3 to the contrary and without being subject to the requirements in Section 3.2, during the relevant transition rule period prescribed by Internal Revenue Service Notice 2005-1 and the proposed regulations promulgated under Section 409A of the Code:

(i) on or prior to December 31, 2005, a Participant may cancel his or her election with respect to either (x) all amounts he or she deferred on or after January 1, 2005 subject to the Plan, (y) all of the amounts he or she deferred in a 2005 Plan Year election or (z) all of the amounts he or she deferred in a 2006 Plan Year election; and amounts subject to cancellation are includible in income of the Participant in the calendar year 2005 or, if later, in the taxable year in which the amounts are earned and vested;

(ii) on or prior to December 31, 2005, a Participant may change the time and form of distribution of his or her election to an alternative payout period, and

(iii) on or prior to December 31, 2006, a Participant may change the time and form of distribution of his or her election to an alternative payout period; provided, however, that no change can be made in 2006 with respect to payments that the Participant would otherwise receive in 2006, or that would cause payments to be made in 2006 that would not otherwise be payable in such year, provided further, that such Election Form is accepted by the Administrator in its sole discretion.

3.4 Annual Minimum. For each Plan Year, the annual aggregate minimum deferral amount for each Participant is $5,000. If an election is made for less than such minimum amount, or if no election is made, the amount deferred shall be zero.

3.5 Maximum Deferral.

(a) Base Annual Salary, Annual Bonus and Directors Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, up to 100% of his or her Base Annual Salary, Annual Bonus and/or Directors Fees.

(b) Restricted Stock Amounts. A Participant may elect to defer up to 100% of his or her Restricted Stock. Restricted Stock Amounts may also be limited by other terms or conditions set forth in the plan or agreement under which such Restricted Stock is granted.

3.6 Accounts; Crediting of Deferrals. Solely for record keeping purposes, the Administrator shall establish a Deferral Account, a Company Contribution Account, a Company Matching Account and a Restricted Stock Account for each Participant. A Participant’s Accounts shall be credited with the deferrals made by him or her or on his or her behalf by his or her Employer under this Article 3 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 3.8, and charged with distributions made to or with respect to him or her.

(a) Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld and credited to the Participant’s Deferral Account at the time of each regularly scheduled Base Annual Salary payroll in either the percentages or dollar amounts specified by the Participant in the Election Form, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and/or Directors Fees portion of the Annual Deferral Amount shall be withheld and credited to the Participant’s Deferral Account at the time the Annual Bonus or Directors Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

(b) Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited to Participants’ Company Contribution Accounts on the date declared by the Employer.

(c) Annual Company Matching Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Matching Account under this Plan, which amount shall be for that Participant the Annual Company Matching Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited to Participants’ Company Matching Accounts on the date declared by the Employer.

(d) Restricted Stock Amounts. Restricted Stock Amounts shall be credited/debited to the Participant on the books of the Employer in connection with such an election on the vesting date of the individual tranche of the award. A Participant’s Restricted Stock Account shall be credited with that number of Stock Units equal to the quotient obtained by dividing (i) the aggregate amount of the Restricted Stock Amount then vesting and so deferred by (ii) the Fair Market Value of a share of Stock on the vesting date. Participants who elect to defer Restricted Stock Amounts will have no rights as stockholders of the Company with respect to allocations made to their Restricted Stock Accounts other than the right to receive dividend allocations as described in Section 3.6(e).

(e) Dividends. Stock and Non-Stock Dividends payable with respect to Stock Units allocated to a Participant’s Accounts may be credited by the Administrator to the Participant’s Accounts in the form of additional Stock Units or fractional Stock Units as of the date upon which the Company makes such a distribution to its stockholders, as follows:

(i) Each of the Participant’s Accounts would be credited with an additional number of Stock Units equal to the number of shares of Stock distributable as a dividend with respect to Stock Units credited to such Account (“Stock Dividends”); and

(ii) In the event of a cash dividend or other non-Stock amount distributable with respect to Stock (“Non-Stock Dividends”), each of the Participant’s Accounts would be credited with an amount in cash equal to such Non-Stock Dividend. Notwithstanding the foregoing, such cash amounts shall not be credited to a Restricted Stock Account.

Alternatively, the Administrator, in its discretion, may provide for Stock or Non-Stock Dividends to be credited to a Participant’s Accounts, including a Participant’s Deferral Account, in a different manner.

3.7 Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account, Restricted Stock Account, Company Contribution Account and Company Matching Account.

3.8 Earnings Credits or Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.1 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.8(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance, unless changed in accordance with the next sentence. The Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall become effective as soon as administratively practicable and shall continue thereafter until changed in accordance with the previous sentence. Changes may be made to allocations at any time during the Plan Year, up to a maximum of six (6) changes per Participant per Plan Year.

(b) Proportionate Allocation. In making any election described in Section 3.8(a) above, the Participant shall specify on the Election Form, in increments of whole percentage points (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c) Measurement Funds. The Administrator shall from time to time select types of Measurement Funds and specific Measurement Funds for deemed investment designation by Participants for the purpose of crediting additional amounts to his or her Account Balance. As necessary, the Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. The Administrator shall notify the Participants of the types of Measurement Funds and the specific Measurement Funds selected from time to time.

(d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited as frequently as is administratively feasible, but no less often than quarterly, based on the performance of each Measurement Fund selected by the Participant, as determined by the Administrator in its sole discretion.

(e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employers.

(f) Stock Accounts. Notwithstanding any other provision of this Plan to the contrary Restricted Stock Amounts may not be allocated to any Measurement Fund. A Participant’s Restricted Stock Account will be credited with any Restricted Stock Amounts deferred pursuant to Section 3.6(d) and any dividends deferred pursuant to Section 3.1(c).

3.9 Distributions. Any distribution with respect to a Participant’s Account Balance shall be charged to the appropriate account as of the date such payment is made by the Employer or the trustee of the Trust which may be established for the Plan.

ARTICLE 4 - FIXED DATE PAYOUTS

4.1 Fixed Date Payout. In connection with each Election Form, a Participant may irrevocably elect to receive a future “Fixed Date Payout” from the Plan of his or her Fixed Date Payout Account Balance. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Fixed Date Payout elected shall be paid out no earlier than the first day of any Plan Year designated by the Participant that is (i) with respect to an Annual Deferral Amount, at least one (1) Plan Year after the Plan Year in which the Annual Deferral Amount is actually deferred or (ii) with respect to a Restricted Stock Amount, the Plan Year of the Vesting Date (the “Earliest Fixed Date Payout Date”). By way of example, if a one (1) year Fixed Date Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2006, the one (1) year Fixed Date Payout would become payable no earlier than January 1, 2007; and, if a Fixed Date Payout is elected for a Restricted Stock Amount granted on March 1, 2006 with a five (5) year vesting period on January 1 of each year, the Fixed Date Payout would become payable no earlier than January 1, 2011. A Participant shall elect on each Election Form on which a Fixed Date Payout is elected to receive the Fixed Date Payout Account Balance applicable to such election in a lump sum or pursuant to a Quarterly or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable. If a Participant does not elect to have his or her Fixed Date Payout Account Balance paid in accordance with the Quarterly or Annual Installment Method, then such benefit shall be payable in a lump sum. The lump sum payment shall be made no earlier than the Fixed Date Payout date designated by the Participant and no later than the last day of the Plan Year containing such date. Any payment made shall be subject to the Deduction Limitation.

4.2 Other Benefits Take Precedence Over Fixed Date. Should an event occur that triggers a benefit under Article 5 or 6, any Annual Deferral Amount or Restricted Stock Amount, plus amounts credited or debited thereon, that is subject to a Fixed Date Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

ARTICLE 5 - DISTRIBUTIONS

5.1 Retirement Benefit.

(a) Retirement Benefit. A Participant who Retires, shall receive, as a Retirement Benefit, his or her vested Account Balance. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the

Retirement Benefit in a lump sum or pursuant to a Quarterly or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than the later of (i) December 31 of the calendar year during which the Participant Retires or (ii) the fifteenth (15th) day of the third (3rd) month following the date of such Retirement.

(b) Death Prior to Completion of Retirement Benefit or Termination Benefit. If a Participant dies after Retirement but before the Retirement Benefit due under this Section 5.1 is paid in full or after a Termination of Employment but before the Termination Benefit under Section 5.3 is paid in full, the Participant’s unpaid Retirement Benefit under this Section 5.1 or Termination Benefit under Section 5.3 shall be paid to the Participant’s Beneficiary over the remaining number of months and in the same amounts as such Retirement Benefit or Termination Benefit would have been paid to the Participant had the Participant survived.

5.2 Pre-Retirement Survivor Benefit. A Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s vested Account Balance if the Participant dies before he or she experiences a Termination of Employment or suffers a Disability. The Pre-Retirement Survivor Benefit shall be paid to the Participant’s Beneficiary (a) if a Fixed Date Payout has not commenced prior to Participant’s death, commencing no later than the later of (i) December 31 of the calendar year during which the Participant died or (ii) the fifteenth (15th) day of the third (3rd) month following the Participant’s death, and being paid in a lump sum, if so elected by Participant, or in installment payments, if so elected by Participant, over the number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, and (b) if a Fixed Date Payout has commenced prior to Participant’s death, over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

5.3 Termination Benefit. A Participant shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability. A Participant’s Termination Benefit shall be paid in a lump sum; except that if the Participant is a Non-Employee Director such Participant may elect on an Election Form pursuant to Section 3.1 above to receive the Termination Benefit in a lump sum or pursuant to a Quarterly or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July and October, as applicable; however, if no such election is made with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than the later of (i) December 31 of the calendar year during which the Participant’s Termination of Employment occurred or (ii) the fifteenth (15th) day of the third (3rd) month following the Participant’s Termination of Employment.

5.4 Change in Control Benefit.

(a) Change in Control Benefit. A Participant shall receive a Change in Control Benefit, which shall be equal to the Participant’s vested Account Balance in the event of a Change in Control. A Participant’s Change in Control Benefit due under this Section 5.4 shall be paid in a lump sum. The lump sum payment shall be made as soon as administratively practicable upon the Change in Control but in no event later than the later of (i) December 31 of the calendar year during which the Change in Control occurs or (ii) the fifteenth (15th) day of third (3rd) month following the date of such Change in Control.

(b) Change in Control Benefit to Take Precedence Over Other Benefits. Should an event occur that triggers a Change in Control Benefit under this Section 5.4, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to an existing payout under Section 4.1 shall not be paid in accordance with such Article but shall be paid in accordance with this Section 5.4.

5.5 Disability Benefit. The Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance in the event of the Participant’s Disability, as determined by the Administrator. Payment of a Participant’s Disability Benefit under this Section 5.5 shall be paid in a lump sum. If a Participant’s Disability occurs after Retirement or after a Termination of Employment but before the Retirement Benefit under Section 5.1 or the Termination Benefit under Section 5.3 is paid in full, the Participant’s unpaid Retirement Benefit under Section 5.1 or Termination Benefit under Section 5.3 shall continue and shall be paid to the Participant over the remaining number of months and in the same amounts as such Retirement Benefit or such Termination Benefit would have been paid to the Participant had the Participant survived.

5.6 Stock Distributions. All Account Balance distributions from a Participant’s Restricted Stock Account shall be in the form of whole shares of Stock equivalent to the whole Stock Units credited to the Participant’s Restricted Stock Account. Distributions in respect of fractional Stock Units shall be made in cash. In the case of any Quarterly or Annual Installment Method, the precise number of shares delivered in each installment shall be determined in such a manner as to cause each installment to be essentially equal based on the Stock Units credited to the Participant’s accounts as of the date of the first installment, including dividend equivalents credited prior to that date. Dividend equivalents credited to a Participant’s Restricted Stock Account after the date of the first installment will be distributed as part of the final installment. Any fractional Stock Units remaining at the time of the final installment distribution shall be payable in cash. Notwithstanding the foregoing, the Committee may permit Participants to elect to receive their Account Balances, including Account Balances payable in cash, in the form of LTIP Units. Such election shall be made at such time and in such manner as determined by the Committee.

5.7 Delayed Distributions for Employee Participants. Notwithstanding any provision of this Plan to the contrary, upon the Termination of Employment or Retirement of a Participant who is an Officer or Employee for any reason other than death or Disability, any Account Balance distribution that otherwise would be paid to Participant during the period of time beginning with such Termination of Employment or Retirement and ending six months thereafter shall not be paid during such six-month period but shall be delayed and instead paid in a lump sum as soon as administratively practicable following such six-month delay period. There shall be no such six-month delay period in the event of and any six-month delay period which has already commenced shall terminate immediately upon (i) the Participant’s death or Disability or

(ii) a Change in Control. For the avoidance of doubt, any Quarterly or Annual Installment Method payments due to Participant after any such delay period shall not be accelerated by application of this Section 5.7 and may only be accelerated to the extent such acceleration is provided for in another Plan provision.

ARTICLE 6 - UNFORESEEABLE FINANCIAL EMERGENCIES

6.1 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit under Section 5.3, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Administrator, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval but in no event shall any payout be made following the later of (a) December 31 of the calendar year during which the Unforeseeable Financial Emergency occurs and (b) the fifteenth (15th) day of the third (3rd) month following the date of such Unforeseeable Financial Emergency. The payment of any amount under this Section 6.1 shall not be subject to the Deduction Limitation.

ARTICLE 7 - BENEFICIARY DESIGNATION

7.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

7.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

7.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5 Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

7.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Election Form shall terminate upon such full payment of benefits.

ARTICLE 8 - LEAVE OF ABSENCE

8.1 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.6.

ARTICLE 9 - TERMINATION, AMENDMENT OR MODIFICATION

9.1 Termination With Respect to Account Balances. The Plan shall not terminate with respect to Account Balances and any Employers, except in a manner that complies with Section 409A of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder. Upon a termination of the Plan with respect to Account Balances that complies with Section 409A of the Code, each Participant shall be entitled to receive his or her Account Balance in a lump sum payment as soon as practicable following the first date such payment can be made in compliance with Section 409A of the Code but in no event following the last date such payment can be made in compliance with Section 409A of the Code. During the period of time between the date the Plan is terminated with respect to Account Balances and the date of such payment, Account Balance distributions, including those under a Quarterly or Annual Installment Method, which otherwise would be made pursuant to the Plan shall be made without regard to such termination.

9.2 Amendment. An Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors, compensation committee of its board of directors or similar governing body; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

9.3 Effect of Payment. The full payment of the applicable benefit under Article 4 of the Plan or under Articles 5 and 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 10 - ADMINISTRATION

10.1 Administrator Duties. The Committee appointed pursuant to Section 10.3 shall be the Administrator and shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Members of the Administrator may be Participants under this Plan. Any individual serving on the Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. Among the Committee’s necessary powers and duties are the following:

(a) Except to the extent provided otherwise by Article 13, to delegate all or part of its function as Administrator to others and to revoke any such delegation.

(b) To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Articles 11 and 13.

(c) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities (other than trustee responsibilities) under the Plan, and (with the Committee, the Employers and their officers, directors, trustees and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(d) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(e) To conduct claims procedures as provided in Article 11.

10.2 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan, Section 409A of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.3 Committee. The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

10.4 Indemnification. All Employers shall indemnify and hold harmless any of their officers, Directors, Committee members or Employees who are involved in the administration of the Plan against any and all claims, losses, damages, expenses or liabilities arising out of the good faith performance of their administrative functions.

10.5 Employer Information. To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 11 - CLAIMS PROCEDURES

11.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

11.2 Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review pursuant to the claim review procedure set forth in Section 11.3 below, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

Any notice pursuant to this Section 11.2 shall be given within a reasonable period of time but no later than ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ninety (90) days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than one hundred eighty (180) days from the date the claim was filed.

11.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim specifying in detail each of Claimant’s contentions, the grounds on which each is based, all facts in support of the request, and any other matters which the Claimant deems pertinent. The Claimant (or the Claimant’s duly authorized representative):

(a) may review and/or copy free of charge pertinent documents, records and other information relevant to the Claimant’s claim;

(b) may submit issues, written comments or other documents, records or other information relating to the claim; and/or

(c) may request a hearing, which the Administrator, in its sole discretion, may grant.

Any such review by the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

11.4 Decision on Review. The Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;

(d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA; and

(e) such other matters as the Administrator deems relevant.

11.5 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

11.6 Arbitration. A Claimant whose appeal has been denied under Section 11.4 shall have the right to submit said claim to final and binding arbitration in the state of California pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE 12 - TRUST

12.1 Establishment of the Trust. The Company and the Partnership shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Account Balances for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

12.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

12.3 Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

12.4 Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

12.5 Limitations on Stock Distributed from the Trust.

(a) Distribution Limit. Notwithstanding anything to the contrary in this Plan, no contribution of Stock to or distribution of Stock from the Trust shall be made to the extent that such contribution or distribution could impair the Company’s status as a real estate investment trust, within the meaning of Sections 856 through 860 of the Code, as determined by the Company, in its sole discretion.

(b) Reduction of Distributions. If necessary, the Administrator may reduce the amount of any Stock and/or Stock Units to be distributed under the Plan (in which case, such Stock and/or Stock Units will be distributed to the Participant in a manner determined by the Administrator to comply with the distribution limit, if any, under Section 12.5(a).

ARTICLE 13 - PROVISIONS RELATING TO SECURITIES LAWS

13.1 Designation of Participants. With respect to any Employee or Non-Employee Director who is then subject to Section 16 of the Exchange Act, only the Committee may designate such Employee or Non-Employee Director as a Participant in the Plan.

13.2 Action by Committee. With respect to any Participant who is then subject to Section 16 of the Exchange Act, any function of the Administrator under the Plan relating to such Participant shall be performed solely by the Committee, if and to the extent required to ensure the availability of an exemption under Section 16 of the Exchange Act for any transaction relating to such Participant under the Plan.

13.3 Compliance with Section 16. Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

13.4 Committee Approval. In order to ensure compliance with all applicable laws, the Committee, in its discretion, may require that any transactions by any Participant related to Stock must be pre-approved by the Committee.

ARTICLE 14 - CERTAIN CORPORATE EVENTS

In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Account under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and/or kind of shares of Stock (or other securities or property) credited to Participants’ Accounts.

In the event of any transaction or event described in the preceding paragraph or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Account under the Plan, to facilitate such transactions or events, or to give effect to such changes in laws, regulations or principles:

(a) To provide that Participants’ Stock Units and the Company’s rights and obligations with respect thereto shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof;

(b) To provide that the Stock Units credited to Participants’ Accounts shall be replaced by stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and/or kind of shares; and

(c) To make adjustments to the number and/or kind of Stock Units (or other securities or property) credited to Participants’ Accounts.

ARTICLE 15 - MISCELLANEOUS

15.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Election Form(s), as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Form(s).

15.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5 Sources of Stock. If Stock is credited under the Plan in the Trust in connection with a deferral of Restricted Stock, the shares so credited shall be deemed to have originated, and shall be counted against the number of shares reserved under the Equity Plan under which they were granted.

15.6 Tax Withholding.

(a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section 15.6.

(b) Company Matching Amounts. When a Participant becomes vested in a portion of his or her Company Matching Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the vested portion of the Participant’s Company Matching Account in order to comply with this Section 15.6.

(c) Restricted Stock Amounts. For each Plan Year in which a Restricted Stock Amount is being first credited to a Participant’s Account Balance, or at the time any dividends are credited to the Participant’s Accounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary, Bonus and Restricted Stock that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Restricted Stock Amount. If necessary, the Administrator may reduce the Restricted Stock Amount in order to comply with this Section 15.6.

(d) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

(e) Participant May Satisfy Tax Obligations in Cash. The Administrator, in its sole discretion, may allow a Participant to pay to his or her Employer, in cash, any amounts required to be withheld by the Employer in connection with the Plan in lieu of having such amounts withheld from his or her deferrals or distributions.

15.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

15.8 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Employers relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company’s Articles of Incorporation or Bylaws, or any other applicable law or applicable regulation.

15.9 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.10 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

15.11 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

15.12 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

General Counsel

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.13 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.14 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.15 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.16 Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.17 Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

15.18 Accelerated Distributions, Trust Distributions and Plan Interpretation.

(a) Accelerated Distributions. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to a penalty tax amount under Section 409A and the final Department of Treasury rules, regulations and other guidance promulgated thereunder, the Administrator may rescind the election subject to such penalty tax and accelerate the payment of such benefits at its discretion, provided that any such distribution will remain subject to penalty tax to the extent required by Section 409A and the final rules and regulations.

(b) Trust Distributions. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

(c) Plan Interpretation. The Plan shall be interpreted, construed, administered and operated in good faith in a manner that satisfies the requirements of Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the final and proposed Department of Treasury rules, regulations and other guidance promulgated thereunder. Nothing in this Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

15.19 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.20 Status of Company as a REIT. Notwithstanding any provision of this Plan or any Participant’s election to the contrary, the Partnership, the Company and the Administrator shall have the right at any time, and from time to time, to amend this Plan or to take any other action which it or they deem to be necessary or appropriate in order to avoid or cure any impairment of the Company’s status as a real estate investment trust under Sections 856 et. seq. of the Code or to avoid or cure any violation of the Company’s Articles of Incorporation.

IN WITNESS WHEREOF, the Company and the Partnership have signed this Plan document as of December 5, 2014.

PROLOGIS, INC., a Maryland corporation

By:	/s/ Diana L. Scott
Name:	Diana L. Scott
Title:	Chief Human Resources Officer

PROLOGIS, L.P., a Delaware limited partnership

By:	Prologis, Inc.,
a Maryland Corporation, its general partner

By:	/s/ Diana L. Scott
Name:	Diana L. Scott
Title:	Chief Human Resources Officer